Exhibit 99.1

Contact:	John B. Morse, Jr.	For Immediate Release
	(202) 334-6662	November 4, 2005

THE WASHINGTON POST COMPANY REPORTS

THIRD QUARTER EARNINGS

WASHINGTON – The Washington Post Company (NYSE: WPO) today reported net income of $66.6 million ($6.89 per share) for its third quarter ended October 2, 2005, down from net income of $82.5 million ($8.57 per share) for the third quarter of last year.

Operating results for the cable division in the third quarter of 2005 include the impact of charges and lost revenues associated with Hurricane Katrina; the Company estimates that the adverse impact on operating income was approximately $18.5 million (after-tax impact of $11.2 million, or $1.17 per share). Third quarter results also include non-operating gains from the sales of marketable securities (after-tax impact of $5.2 million, or $0.54 per share).

About 94,000 of the cable division’s pre-hurricane subscribers were located on the Gulf Coast of Mississippi, including Gulfport, Biloxi, Pascagoula and other neighboring communities where storm damage was significant. Through the end of the third quarter of 2005, the Company recorded an estimated $9.9 million loss of property, plant and equipment, incurred an estimated $4.2 million in incremental clean-up, repair and other expenses in connection with the hurricane, and experienced an estimated $4.4 million reduction in operating income from granting a 30-day service credit to all its 94,000 pre-hurricane Gulf Coast subscribers; additional costs related to the hurricane recovery will continue to be incurred in the fourth quarter of 2005. The Company has property and business interruption insurance that is expected to cover some of these losses. The Company has not recorded any estimated insurance recovery amount as of the end of the third quarter of 2005 as the Company is in the early stages of preparing its insurance claim.

Revenue for the third quarter of 2005 was $873.7 million, up 7% from $820.0 million in 2004. The increase is due mostly to significant revenue growth at the education division, along with increased revenues at the Company’s newspaper publishing division. Revenues were down at the Company’s television broadcasting, magazine publishing and cable divisions in the third quarter of 2005.

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Despite the revenue increases, operating income was down 20% for the third quarter of 2005 to $112.4 million, from $140.3 million in 2004. The Company’s earnings were adversely impacted by declines at the cable, television broadcasting, newspaper publishing and magazine publishing divisions. A significant portion of the decline in operating income is due to the impact of the hurricane, particularly at the cable division, discussed above. The operating income decline was offset by improved results at the Company’s education division, which benefited from a credit of $9.8 million due to the reversal of a portion of the accrual related to Kaplan’s stock option plan, compared to expense of $5.1 million in the third quarter of 2004.

For the first nine months of 2005, net income totaled $211.9 million ($21.93 per share), compared with $226.8 million ($23.54 per share) for the same period of 2004.

In addition to the adverse impact of the hurricane on cable results, results for the first nine months of 2005 include non-operating gains from the sales of non-operating land and marketable securities (after-tax impact of $10.4 million, or $1.08 per share).

Revenue for the first nine months of 2005 was $2,605.2 million, up 9% over revenue of $2,397.4 million for the first nine months of 2004. The increase is due mostly to significant revenue growth at the education division, along with increased revenues at the Company’s newspaper publishing and cable divisions. Revenues were down at the Company’s television broadcasting and magazine publishing divisions.

Operating income declined 8% to $358.1 million, from $391.2 million in 2004, due to lower earnings at the Company’s cable, television broadcasting, magazine publishing and newspaper publishing divisions, offset by increased earnings at the Company’s education division. A large portion of the decline in operating income is due to the impact of the hurricane, particularly at the cable division, discussed above.

Excluding charges related to early retirement programs, the Company’s operating income for the third quarter and first nine months of 2005 includes $9.9 million and $28.2 million of net pension credits, respectively, compared to $10.9 million and $31.0 million for the same periods of 2004. At January 2, 2005, the Company reduced its assumption on the discount rate from 6.25% to 5.75% and, during the first quarter of 2005, the Company changed to a more current Mortality Table. Overall, the pension credit for 2005 is expected to be down by approximately $4 million compared to 2004.

Divisional Results

Newspaper Publishing

Newspaper publishing division revenue totaled $235.5 million for the third quarter of 2005, an increase of 5% from $224.9 million in the third quarter of 2004; division revenue increased 4% to $704.9 million for the first nine months of 2005, from $677.7 million for the first nine months of 2004. Division operating income for the third

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quarter declined 5% to $28.6 million, from $30.0 million in the third quarter of 2004; operating income decreased 13% to $87.0 million for the first nine months of 2005, compared to $99.6 million for the first nine months of 2004. The third quarter and year-to-date declines in operating income reflect a 7% and 8% increase, respectively, in newsprint expense at The Post, as well as increased pension and payroll costs; in addition, operating results for 2005 include losses from the recent Slate acquisition. The declines were offset by improved results at Washingtonpost.Newsweek Interactive.

Print advertising revenue at The Washington Post newspaper in the third quarter increased 3% to $145.3 million, from $140.9 million in 2004, and increased 1% to $437.6 million for the first nine months of 2005, from $433.1 million for the first nine months of 2004. The increase in print advertising revenues for the third quarter and first nine months of 2005 is primarily due to increases in zoned, classified and retail advertising, which more than offset the continued decline in national and supplements advertising. Classified recruitment advertising revenue rose 10% to $22.1 million in the third quarter of 2005, from $20.1 million in the third quarter of 2004, and was up 8% to $63.4 million in the first nine months of 2005, compared to $58.7 million in the first nine months of 2004.

For the first nine months of 2005, Post daily and Sunday circulation each declined 3.9% compared to the same period of the prior year. For the nine months ended October 2, 2005, average daily circulation at The Post totaled 681,600 and average Sunday circulation totaled 974,900.

Revenue generated by the Company’s online publishing activities (including Slate, which was acquired in January 2005), primarily washingtonpost.com, increased 24% to $19.8 million for the third quarter of 2005, from $15.9 million in the third quarter of 2004; online revenues increased 24% to $55.5 million for the first nine months of 2005, from $44.7 million in the first nine months of 2004. Local and national online advertising revenues grew 32% and 36% for the third quarter and first nine months of 2005, respectively. Online classified advertising revenue on washingtonpost.com increased 26% in the third quarter of 2005 and 22% for the first nine months of 2005.

Television Broadcasting

Revenue for the television broadcasting division declined 19% in the third quarter of 2005 to $74.0 million, from $91.4 million in 2004, due primarily to strong third quarter 2004 revenues that included $9.6 million in political advertising and $8.0 million in incremental summer Olympics-related advertising at the Company’s NBC affiliates. For the first nine months of 2005, revenue decreased 6% to $241.7 million, from $257.9 million in 2004, which included $16.8 million in political advertising and $8.0 million in incremental Olympics-related advertising at the Company’s NBC affiliates.

Operating income for the third quarter and first nine months of 2005 decreased 38% and 15%, respectively, to $27.0 million and $100.9 million, respectively, from $43.4

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million and $118.3 million for the third quarter and first nine months of 2004, respectively. The operating income declines are primarily related to the absence of significant political and Olympics revenue in 2005, as discussed above.

Magazine Publishing

Revenue for the magazine publishing division totaled $78.1 million for the third quarter of 2005, an 8% decrease from $85.2 million for the third quarter of 2004; division revenue totaled $245.9 million for the first nine months of 2005, a 6% decrease from $260.8 million for the first nine months of 2004. Advertising revenue at Newsweek was down 11% in the third quarter of 2005 due to fewer ad pages at the domestic edition. The decline in revenues for the first nine months of 2005 reflects the weak domestic and international advertising environment at Newsweek, particularly in the first quarter of 2005; overall, Newsweek advertising revenues are down 11% for the first nine months of 2005.

Operating income totaled $11.3 million for the third quarter of 2005, a slight decrease from $11.4 million in the third quarter of 2004, due primarily to a $1.3 million early retirement charge at Newsweek International. Operating income totaled $26.2 million for the first nine months of 2005, down 27% from $35.9 million for the first nine months of 2004, due primarily to revenue reductions at Newsweek discussed above.

Cable Television

Cable division revenue of $123.2 million for the third quarter of 2005 represents a 1% decline over 2004 third quarter revenue of $124.9 million; for the first nine months of 2005, revenue increased 2% to $378.7 million, from $372.3 million in 2004. Hurricane Katrina had a large impact on cable division revenues in the third quarter of 2005. About 94,000 of the cable division’s pre-hurricane subscribers were located on the Gulf Coast of Mississippi, including Gulfport, Biloxi, Pascagoula and other neighboring communities where storm damage was significant. Revenues for the third quarter were adversely impacted by approximately $6.2 million due to lost revenues from a 30-day service credit granted to the 94,000 pre-hurricane Gulf Coast subscribers; this was offset by increased growth in the division’s cable modem revenues. Also, the Company does not plan to implement an overall basic rate increase in 2005.

Cable division operating income for the third quarter of 2005 was $4.9 million, compared to operating income of $24.5 million for the third quarter of 2004; cable division operating income for the first nine months of 2005 was $51.9 million, compared to $72.4 million for the first nine months of 2004. The decline in third quarter operating income is due mostly to the hurricane, which had an estimated adverse impact of $18.5 million on the cable division’s results. As previously noted, the Company recorded an estimated $9.9 million loss of property, plant and equipment, incurred an estimated $4.2 million in incremental clean-up, repair and other expenses associated with the hurricane,

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and experienced an estimated $4.4 million reduction in operating income from granting a 30-day service credit to all its 94,000 pre-hurricane Gulf Coast subscribers. The decrease in operating income is also due to higher depreciation, programming and customer service costs.

At September 30, 2005, the cable division had approximately 213,900 digital cable subscribers (compared to 220,500 at the end of September 2004 and 219,200 at the end of 2004), representing a 31% penetration of the subscriber base. The Company estimates a decline of 8,000 digital subscribers as a result of the hurricane. At September 30, 2005, the cable division had approximately 219,900 CableONE.net service subscribers, compared to 165,600 at the end of September 2004. The Company estimates a decline of 6,200 CableONE.net service subscribers as a result of the hurricane. Both digital and cable modem services are now offered in virtually all of the cable division’s markets. At September 30, 2005, the cable division had approximately 687,400 basic subscribers, compared to 712,800 at the end of September 2004 and 709,100 at the end of December 2004. The Company estimates a decline of 21,200 basic subscribers as a result of the hurricane. These cable subscriber estimates include customers who were temporarily out of service as of September 30, 2005. Repair efforts to the cable plant associated with the hurricane have proceeded rapidly and, as of the end of October 2005, almost all of the surviving households in the Gulf Coast region are now receiving cable service. The estimated hurricane-related basic, digital and cable modem subscriber losses are from destroyed or severely damaged homes.

At September 30, 2005, Revenue Generating Units (the sum of basic video, digital video and cable modem subscribers) totaled 1,121,300 compared to 1,098,900 as of September 30, 2004. The increase is due to growth in high-speed data customers, offset by an approximate 35,400 RGU reduction due to the hurricane.

Education

Education division revenue totaled $362.8 million for the third quarter of 2005, a 24% increase over revenue of $293.6 million for the same period of 2004. Excluding revenue from acquired businesses, primarily in the higher education division and the professional training schools that are part of supplemental education, education division revenue increased 16% for the third quarter of 2005. Kaplan reported operating income for the third quarter of 2005 of $48.5 million, an increase of 28% from $38.0 million in the third quarter of 2004. For the first nine months of 2005, education division revenue totaled $1,034.0 million, a 25% increase over revenue of $828.6 million for the same period of 2004. Excluding revenue from acquired businesses, primarily in the higher education division and the professional training schools that are part of supplemental education, education division revenue increased 19% for the first nine months of 2005. Kaplan reported operating income of $115.3 million for the first nine months of 2005, an increase of 31% from $88.1 million for the first nine months of 2004. A summary of operating results for the third quarter and the first nine months of 2005 compared to 2004 is as follows:

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	Third Quarter			YTD
(In thousands)	2005	2004	% Change	2005	2004	% Change
Revenue
Supplemental education	$181,228	$151,093	20	$510,272	$430,103	19
Higher education	181,594	142,527	27	523,713	398,484	31

	$362,822	$293,620	24	$1,033,985	$828,587	25

Operating income (loss)
Supplemental education	$34,212	$32,894	4	$88,112	$78,588	12
Higher education	11,657	20,162	(42)	58,655	63,677	(8)
Kaplan corporate overhead	(6,035)	(8,937)	32	(28,069)	(24,127)	(16)
Other*	8,664	(6,144)	—	(3,446)	(30,083)	89

	$48,498	$37,975	28	$115,252	$88,055	31

*	Other includes credits (charges) for stock-based incentive compensation and amortization of certain intangibles.

Supplemental education includes Kaplan’s test preparation, professional training and Score! businesses. In April 2005, Kaplan Professional completed the acquisition of BISYS Education Services, a provider of licensing education and compliance solutions for financial services institutions and professionals. In August 2005, Kaplan completed the acquisition of The Kidum Group, the leading provider of test preparation services in Israel. Excluding revenue from acquired businesses, supplemental education revenues grew by 11% and 13% for the third quarter and first nine months of 2005, respectively. The improvement in supplemental education results for the first nine months of 2005 is due to growth at Kaplan’s test preparation business (particularly the K12 business), the professional real estate courses and The Financial Training Company U.K. accountancy programs, as well as the BISYS acquisition. These results were offset by soft market demand for Kaplan Professional’s securities and insurance course offerings. While there was a slight increase in revenues at Score! compared to the first nine months of 2004, there was a drop in operating income. There were 167 Score! centers at the end of September 2005 compared to 160 at the end of September 2004.

Higher education includes all of Kaplan’s post-secondary education businesses, including fixed-facility colleges as well as online post-secondary and career programs. Excluding revenue from acquired businesses, higher education revenues grew by 21% and 26% in the third quarter and first nine months of 2005, respectively. Higher education enrollments have increased by 16% at September 30, 2005, compared to enrollments at September 30, 2004, with most of the new enrollment growth occurring in the online programs. Increased operating costs associated with expansion activities at both the online and the fixed-facility operations, including new program offerings and higher facility and advertising expenses, have contributed significantly to the third quarter and year-to-date declines in operating income. In May 2005, Kaplan acquired Singapore-based Asia Pacific Management Institute (APMI), a private education provider for undergraduate and postgraduate students in Asia.

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Corporate overhead represents unallocated expenses of Kaplan, Inc.’s corporate office, which rose in the first nine months of 2005 due to higher overall operating costs. In the third quarter of 2005, certain estimated incentive compensation liabilities were reduced, resulting in a decline for the quarter.

Other comprises (credits) charges for stock-based incentive compensation arising from a stock option plan established for certain members of Kaplan’s management and amortization of certain intangibles. Under the stock-based incentive plan, the amount of compensation (credit) expense varies directly with the estimated fair value of Kaplan’s common stock and the number of options outstanding. For the third quarter of 2005, the Company reversed a portion of the accrual related to this plan, resulting in a credit of $9.8 million, compared to expense of $5.1 million in the third quarter of 2004, to reflect slower growth in Kaplan’s expected operating results and an overall decline in public market values of other education companies. For the first nine months of 2005, the Company recorded expense of $0.2 million, compared to expense of $22.9 million in the first nine months of 2004, related to this plan.

Equity in Earnings (Losses) of Affiliates

The Company’s equity in losses of affiliates for the third quarter of 2005 was $1.0 million, compared to earnings of $0.5 million for the third quarter of 2004. For the first nine months of 2005, the Company’s equity in losses of affiliates totaled $1.1 million, compared to losses of $1.5 million for the same period of 2004. The Company’s affiliate investments consist of a 49% interest in BrassRing LLC and a 49% interest in Bowater Mersey Paper Company Limited.

Other Non-Operating Income

The Company recorded other non-operating income, net, of $6.9 million for the third quarter of 2005, compared to $0.9 million of other non-operating income, net, in the third quarter of 2004. The third quarter 2005 non-operating income, net, includes $8.6 million in pre-tax gains related to the sale of marketable securities, offset by foreign currency losses of $1.6 million and other non-operating items.

The Company recorded other non-operating income, net, of $10.3 million for the first nine months of 2005, compared to other non-operating income, net, of $1.5 million for the same period of the prior year. The 2005 non-operating income is comprised of pre-tax gains of $17.1 million related to the sales of non-operating land and marketable securities, offset by foreign currency losses of $6.2 million and other non-operating items.

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Net Interest Expense

The Company incurred net interest expense of $6.9 million and $18.7 million for the third quarter and first nine months of 2005, respectively, compared to $6.5 million and $19.4 million for the same periods of 2004. At October 2, 2005, the Company had $429.1 million in borrowings outstanding at an average interest rate of 5.5%.

Provision for Income Taxes

The effective tax rate for the third quarter and first nine months of 2005 was 40.2% and 39.2%, respectively, compared to 39.0% for both periods of 2004.

Earnings Per Share

The calculation of diluted earnings per share for the third quarter and first nine months of 2005 was based on 9,618,000 and 9,616,000 weighted average shares outstanding, respectively, compared to 9,598,000 and 9,591,000, respectively, for the third quarter and first nine months of 2004. The Company made no significant repurchases of its stock during the first nine months of 2005.

Forward-Looking Statements

This report contains certain forward-looking statements that are based largely on the Company’s current expectations. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results and achievements to differ materially from those expressed in the forward-looking statements. For more information about these forward-looking statements and related risks, please refer to the section titled “Forward-Looking Statements” in Part I of the Company’s Annual Report on Form 10-K.

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THE WASHINGTON POST COMPANY

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except share and per share amounts)

	Third Quarter		% Change
	2005	2004
Operating revenues	$873,662	$820,032	7
Operating expenses	(712,160)	(633,382)	12
Depreciation	(47,531)	(45,020)	6
Amortization	(1,587)	(1,332)	19

Operating income	112,384	140,298	(20)
Equity in (losses) earnings of affiliates, net	(952)	539	—
Interest income	611	351	74
Interest expense	(7,554)	(6,874)	10
Other income, net	6,869	858	—

Income before income taxes	111,358	135,172	(18)
Provision for income taxes	(44,800)	(52,700)	(15)

Net income	66,558	82,472	(19)
Redeemable preferred stock dividends	(245)	(245)	0

Net income available for common stock	$66,313	$82,227	(19)

Basic earnings per share	$6.91	$8.59	(20)

Diluted earnings per share	$6.89	$8.57	(20)

Basic average shares outstanding	9,596,000	9,568,000
Diluted average shares outstanding	9,618,000	9,598,000

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THE WASHINGTON POST COMPANY

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except share and per share amounts)

	Year-to-Date		% Change
	2005	2004
Operating revenues	$2,605,169	$2,397,392	9
Operating expenses	(2,101,437)	(1,864,936)	13
Depreciation	(141,004)	(133,648)	6
Amortization	(4,660)	(7,593)	(39)

Operating income	358,068	391,215	(8)
Equity in losses of affiliates, net	(1,135)	(1,530)	(26)
Interest income	1,761	1,153	53
Interest expense	(20,509)	(20,565)	—
Other income, net	10,319	1,529	—

Income before income taxes	348,504	371,802	(6)
Provision for income taxes	(136,600)	(145,000)	(6)

Net income	211,904	226,802	(7)
Redeemable preferred stock dividends	(981)	(992)	(1)

Net income available for common stock	$210,923	$225,810	(7)

Basic earnings per share	$21.99	$23.62	(7)

Diluted earnings per share	$21.93	$23.54	(7)

Basic average shares outstanding	9,592,000	9,560,000
Diluted average shares outstanding	9,616,000	9,591,000

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THE WASHINGTON POST COMPANY

BUSINESS SEGMENT INFORMATION

(Unaudited)

(In thousands)

	Third Quarter		% Change	Year-to-Date		% Change
	2005	2004		2005	2004
Operating Revenues:
Newspaper publishing	$235,517	$224,930	5	$704,881	$677,734	4
Television broadcasting	73,984	91,367	(19)	241,672	257,927	(6)
Magazine publishing	78,106	85,227	(8)	245,906	260,816	(6)
Cable television	123,233	124,887	(1)	378,725	372,327	2
Education	362,822	293,621	24	1,033,985	828,588	25

	$873,662	$820,032	7	$2,605,169	$2,397,392	9

Operating Expenses:
Newspaper publishing	$206,923	$194,951	6	$617,890	$578,088	7
Television broadcasting	46,951	48,012	(2)	140,778	139,591	1
Magazine publishing	66,785	73,790	(9)	219,754	224,925	(2)
Cable television	118,334	100,344	18	326,831	299,945	9
Education	314,323	255,646	23	918,733	740,533	24
Corporate office	7,962	6,991	14	23,115	23,095	—

	$761,278	$679,734	12	$2,247,101	$2,006,177	12

Operating Income:
Newspaper publishing	$28,594	$29,979	(5)	$86,991	$99,646	(13)
Television broadcasting	27,033	43,355	(38)	100,894	118,336	(15)
Magazine publishing	11,321	11,437	(1)	26,152	35,891	(27)
Cable television	4,899	24,543	(80)	51,894	72,382	(28)
Education	48,499	37,975	28	115,252	88,055	31
Corporate office	(7,962)	(6,991)	(14)	(23,115)	(23,095)	—

	$112,384	$140,298	(20)	$358,068	$391,215	(8)

Depreciation:
Newspaper publishing	$9,419	$9,002	5	$27,551	$28,023	(2)
Television broadcasting	2,427	2,770	(12)	7,426	8,321	(11)
Magazine publishing	692	806	(14)	2,139	2,484	(14)
Cable television	24,960	24,916	—	75,384	74,093	2
Education	9,624	7,526	28	27,413	20,727	32
Corporate office	409	—	—	1,091	—	—

	$47,531	$45,020	6	$141,004	$133,648	6

Amortization:
Newspaper publishing	$292	$6	—	$827	$14	—
Television broadcasting	—	—	—	—	—	—
Magazine publishing	—	—	—	—	—	—
Cable television	183	332	(45)	592	405	46
Education	1,112	994	12	3,241	7,174	(55)

	$1,587	$1,332	19	$4,660	$7,593	(39)

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